Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of EZGO Technologies Ltd. on Form F-3 (File No. 333-263315) of our report dated February 16, 2021, with respect to our audit of the consolidated statements of operations, comprehensive income, changes in equity and cash flows of EZGO Technologies Ltd. for the year ended September 30, 2020, before the effects of the adjustments to the financial statements for the year ended September 30, 2020 to retrospectively apply the reporting of discontinued operations, as described in Note 14, which report is included in this Annual Report on Form 20-F of EZGO Technologies Ltd. for the year ended September 30, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

January 20, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com